Exhibit 99.1

Circle to go public through a business combination with Concord Acquisition Corp, supported by over $1.1B in capital

●	Circle to become public via a business combination with Concord Acquisition Corp (NYSE: CND), a publicly-traded special purpose acquisition corporation with $276 million in trust.

●	The transaction values Circle at $4.5 billion. Upon completion of the transaction, existing Circle shareholders will maintain approximately 86% ownership of the public entity.

●	In conjunction with the transaction, investors have committed $415 million in PIPE financing, which when combined with cash in trust and Circle’s recently closed convertible note financing will provide Circle with over $1.1 billion in gross proceeds upon the close of the transaction.

●	The PIPE was supported by leading institutional investors including Marshall Wace LLP, Fidelity Management & Research Company LLC, Adage Capital Management LP, accounts advised by ARK Investment Management LLC (“ARK”) and Third Point.

●	Circle is the principal operator of blockchain-based USD Coin (USDC), which has become the fastest growing, regulated, fully reserved dollar digital currency in the world.

●	Circle’s co-founder, Jeremy Allaire, will remain CEO of the company.

●	Bob Diamond, Chairman of Concord Acquisition Corp and CEO of Atlas Merchant Capital will join the board.

●	The transaction is anticipated to close in Q4 2021.

BOSTON -- (PRNewswire) -- Circle, a global financial technology firm that provides payments and treasury infrastructure for internet businesses, announced today that it has entered into a definitive business combination agreement with Concord Acquisition Corp (“Concord”) (NYSE: CND), a publicly traded special purpose acquisition company. Under the terms of the agreement, a new Irish holding company (the “Company”) will acquire both Concord and Circle and become a publicly-traded company, expected to trade on the NYSE under the symbol “CRCL”. The transaction values Circle at an enterprise value of $4.5 billion.

Circle’s mission of raising global economic prosperity through the frictionless exchange of financial value is being met through a series of internet-native, digital currency powered, transaction and treasury services that help businesses and financial institutions globally to take advantage of the shift to a digital currency and blockchain powered global financial system. Circle is the principal operator of the fastest growing dollar digital currency, USD Coin (USDC), which has grown to more than $25 billion in circulation and has supported more than $785 billion in on-chain transactions. In 2021, USDC in circulation has grown in excess of 3400%, fueling a broadening array of use cases for high-trust, low-friction internet-native payments and settlements.

Bob Diamond, Chairman of Concord Acquisition Corp and CEO of Atlas Merchant Capital, noted “Circle is the true pioneer of trusted digital currencies, an increasingly critical part of the global financial system. The firm has earned its exceptionally strong reputation building highly innovative blockchain-enabled products and services within the regulatory perimeter. Circle’s world-class leadership team, its track record of delivery, and extraordinary ambition help position the firm as one of the most exciting companies in the transformation of finance.”

Jeremy Allaire, Circle’s co-founder and CEO commented “Circle was founded with a mission to transform the global economic system through the power of digital currencies and the open internet. We’ve made huge strides towards realizing this vision, and through this strategic transaction and ultimate public debut, we are taking an even bigger step forward, with the capital and relationships needed to build a global-scale internet financial services company that can help businesses everywhere to connect into a more open, inclusive and effective global economic system. We are thrilled to partner with Concord’s executive and investment team, drawing on their decades of operating experience growing financial services businesses around the world.”

Transaction Overview

The business combination is supported by $415 million of capital commitments at $10.00 per share, with participation from top-tier institutional investors including Marshall Wace LLP, Fidelity Management & Research Company LLC, Adage Capital Management LP, accounts advised by ARK Investment Management LLC (“ARK”) and Third Point. Including the contribution of up to $276 million of cash held in Concord Acquisition Corp’s trust account (assuming no redemptions), the transaction is expected to deliver up to $691 million of gross proceeds to the combined company.

Upon consummation of the transaction, existing Circle shareholders will maintain approximately 86% ownership interest in the combined company. Proceeds of the transaction will support Circle’s continued growth through ongoing product development in close collaboration with its initial customers. Existing Circle equity holders have the potential to receive an earnout of additional shares of the Company, if certain stock price targets are met as set forth in the definitive business combination agreement. Current shareholders of Concord will also become shareholders of the Company and will exchange their shares of Concord common stock for equity of the Company on a share for share basis.

The transaction, which has been unanimously approved by the board of directors of both Concord Acquisition Corp and Circle, and is expected to close in the fourth quarter of 2021, is subject to approval by shareholders of Concord and Circle and other customary closing conditions, including any applicable regulatory approvals.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov. In addition, the Company intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus of Concord, and will file other documents regarding the proposed transaction with the SEC.

Advisors

Goldman Sachs & Co. LLC is serving as the exclusive financial advisor to Concord. Goldman Sachs & Co. LLC and Citi acted as placement agents for Concord in connection with the PIPE transaction. Greenberg Traurig is serving as legal counsel to Concord and Goodwin Procter is serving as counsel to Circle. Cowen Inc. is serving as lead capital markets advisor to Concord. Blueshirt Capital Advisors is serving as investor relations advisor to Circle.

Investor Conference Call

Management of Circle and Concord Acquisition Corp will host a recorded investor conference call on July 8, 2021 to discuss the proposed transaction and review an investor presentation. An audio webcast of the call will be available on: https://www.circle.com/investors

About Concord Acquisition Corp

Concord Acquisition Corp is a special purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the financial services or financial technology industries. It is sponsored by Atlas Merchant Capital, an investment firm that offers debt and equity investment strategies, seeking long-term value through differentiated expertise in financial services and credit markets.

Concord raised $276 million in its initial public offering in December 2020 and is listed on the NYSE under the symbol “CND”.

About Circle

Circle is a global financial technology firm that enables businesses of all sizes to harness the power of digital currencies and public blockchains for payments, commerce and financial applications worldwide. Circle is the principal operator of USD Coin (USDC), which has become the fastest growing, regulated, fully reserved dollar digital currency. USDC in circulation is greater than $25 billion and has supported over $785 billion in on-chain transactions. Today, Circle’s transactional services, business accounts, and platform APIs are giving rise to a new generation of financial services and commerce applications that hold the promise of raising global economic prosperity for all through programmable internet commerce. Additionally, Circle operates SeedInvest, one of the largest equity crowdfunding platforms in the U.S., which is a registered broker dealer.

Learn more at https://circle.com

Important Information and Where to Find It

A full description of the terms of the proposed transactions (collectively, the “Transactions”) will be provided in a registration statement on Form S-4 to be filed with the SEC by the Company that will include a proxy statement for the stockholders of Concord that will also constitute a prospectus of the Company. Concord, Circle and the Company urge investors, stockholders and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about Concord, Circle and the Transactions. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to stockholders of Concord as of a record date to be established for voting on the Transactions. Stockholders will also be able to obtain a copy of the proxy statement/prospectus, without charge, by directing a request to: Concord Acquisition Corp, 477 Madison Avenue, New York, NY 10022. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Concord, Circle and the Company and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the Transactions under the rules of the SEC. Information about the directors and executive officers of Concord is set forth in Concord’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021 and amended on May 20, 2021. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the Transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This document is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Concord, Circle or the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This document includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the expected proceeds of the Transactions to the combined company, Circle’s anticipated future growth, and Circle and Concord’s ability to consummate the Transactions within the time period expected, or at all. These statements are based on various assumptions and on the current expectations of Concord’s and Circle’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Concord and Circle. These forward looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions; applicable taxes, inflation, interest rates and the regulatory environment in which Circle operates; the outcome of legal proceedings or other disputes to which Circle, Concord and/or the Company is or may become a party; the inability of the parties to consummate the Transactions; the risk that the approval of the stockholders of Concord or Circle for the Transactions is not obtained; failure to realize the anticipated benefits of the Transactions, including as a result of a delay in consummating the Transactions; the risk that the announcement and/or consummation of the Transactions disrupt current plans and operations of Circle; the risk that any of the conditions to closing are not satisfied in the anticipated manner or on the anticipated timeline; the ability to maintain the listing of the combined company’s securities on the New York Stock Exchange; the inability to complete the private placement proposed to be consummated in connection with the Transactions; the amount of redemption requests made by Concord’s stockholders; those factors discussed in Concord’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors,” and other documents of Concord filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Concord, Circle and the Company presently do not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Concord’s and Circle’s expectations, plans or forecasts of future events and views as of the date of this press release. Concord and Circle anticipate that subsequent events and developments will cause their assessments to change. However, while Concord and Circle may elect to update these forward-looking statements at some point in the future, Concord and Circle specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Concord’s or Circle’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contact Information

For Concord	For Circle	Investors
Acquisition Corp.	SutherlandGold for Circle	Mark Roberts
Cosette Gastelu	circle@sutherlandgold.com	Blueshirt Capital Advisors
Copperfield Advisory		investors@circle.com
cosette@copperfield.nyc

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